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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                            Current Report Pursuant
                         to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                         Date of Report - June 1, 2001

                                 AmeriKing, Inc.
            (Exact name of registrant as specified in its charter)


                                    Delaware
                          (State or other jurisdiction
                       of incorporation or organization)

                       2215 Enterprise Drive, Suite 1502
                             Westchester, Illinois
                    (Address of principal executive offices)

                                   36-3970707
                                (I.R.S. employer
                              identification no.)

                                     60154
                                   (Zip code)


        Registrant's telephone number, including area code 708-947-2150

                                 Not Applicable
         (Former Name or Former Address, if Changed Since Last Report)
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Item 5.  Other Events

     AmeriKing Inc. is seeking to refinance its credit facility and senior notes to enhance its long-term viability and address its current liquidity considerations by reducing its current cash interest expense to meet the requirements of its senior lenders. AmeriKing's operating performance has declined significantly over the course of the past nine fiscal quarters due largely to declines in customer traffic as Burger King Corporation's national marketing programs have not generated incremental traffic versus that of the prior periods. For the twelve months ended March 26, 2001, AmeriKing's EBITDA was $24.4 million, interest expense was $21.2 million and capital expenditures were $13.5 million. As reported in Ameriking's Quarterly Report on form 10-Q for the quarter ended March 26, 2001, for the three month period ended March 26, 2001, EBITDA was $1.9 million, interest expense was $5.6 million and capital expenditures were $0.6 million. At March 26, 2001, AmeriKing had outstanding indebtedness of $226.0 million. As a result, AmeriKing was not in compliance with its existing financial covenants as set forth in its credit agreement during the quarter ended March 26, 2001.

     While AmeriKing does not believe that its 2001 operating performance will improve significantly, management believes that its operating performance will stabilize due in large part to (1) recent changes at Burger King Corporation, including new senior management, recent changes in marketing programs, and expected benefits from new product introductions; (2) recent cost savings and efficiency initiatives and (3) the historical cyclical performance of the Burger King system sales.

     Nevertheless, AmeriKing believes it will not be in compliance during the fiscal year ending December 31, 2001 with existing financial covenants contained in its existing credit agreements if there are no changes to those agreements or if other refinancing efforts are unsuccessful. AmeriKing did not seek a waiver of its breach of such covenants for the quarter ended March 26, 2001 and AmeriKing cannot be certain of obtaining future waivers from its lenders. If AmeriKing does not obtain future waivers, it will likely remain in default under its existing credit agreements and borrowings under those agreements will be subject to acceleration of repayment, which will cause cross-defaults in some of its other long-term debt, including the AmeriKing senior notes.

     Due to these defaults, AmeriKing is prevented from making cash interest payments on the AmeriKing senior notes, including the interest payment that is due on June 1, 2001. If AmeriKing fails to cure this payment default by July 1, 2001, the holders of the outstanding AmeriKing senior notes can declare a default and accelerate the repayment of principal and accrued interest on these notes, subject to the rights of the banks participating in AmeriKing's credit facilities.

     To address this situation and to continue to provide cash payments of interest to the holders of its senior notes, AmeriKing is implementing a consensual out-of-court refinancing plan. This refinancing plan will have the effect of reducing current interest expense and includes the following principal elements:

     . entering into a new $115.5 million senior secured credit facility with Fleet National Bank, as agent;

     . exchanging two tranches of notes aggregating $100 million issued by NRE Holdings (a new subsidiary) and warrants to purchase up to 19.99% of NRE Holdings for up to all of the $100 million aggregate principal amount of AmeriKing senior notes outstanding;

     . amending the AmeriKing senior notes indenture to eliminate most of the restrictive covenants contained in the indenture;

     . paying interest on the senior notes and senior PIK notes at the closing of the exchange offer as if they had been outstanding since December 1, 2000 (the last date on which interest on the
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        AmeriKing senior notes has been paid) to June 1, 2001 and paying at the closing of the exchange offer the interest on up to $2 million of the AmeriKing notes not tendered in connection with this exchange offer, which interest was due on June 1, 2001.

     AmeriKing has been in discussions regarding the refinancing plan with holders of the AmeriKing senior notes that it believes to represent approximately 70% of aggregate principal amount of the existing senior notes. The terms of refinancing plan are the product of negotiations with such holders, including the terms of the new senior notes and senior PIK notes. As a result of these discussions, AmeriKing believes that it has the support of such holders for the refinancing plan. However, the exchange offer is conditioned upon, among other things, there having been validly tendered prior to the expiration date at least 98% in outstanding principal amount of the AmeriKing senior notes. If the restructuring plan is not implemented or if it is implemented but it is not successful in financially repositioning AmeriKing, AmeriKing will need to seek alternative arrangement, including possible protection under bankruptcy laws. AmeriKing believes that such bankruptcy proceedings could have a material negative impact on its operations.

New Credit Agreement

     National Restaurant Enterprises, a wholly owned subsidiary of AmeriKing, is negotiating the terms of a $115,500,000 amended and restated senior secured revolving credit facility with Fleet National Bank, as agent. The new existing credit agreement will contain several financial covenants, which will require National Restaurant Enterprises to maintain certain financial ratios and restrict National Restaurant Enterprises' ability to incur indebtedness and pay dividends. The commitment fee on the unused portion of the revolver will be 1/2% per year, payable quarterly.

     The repayment of borrowings under the credit facility will be guaranteed by AmeriKing, NRE Holdings and certain subsidiaries of National Restaurant Enterprises and will be secured by a perfected first priority security interest in all of the assets of each such entity, and the pledge of 95% of the outstanding capital stock or 100% of the outstanding non-voting capital stock of each such entity (other than AmeriKing). Mandatory commitment reductions will be required in the event that there are any proceeds from the sale of assets or securities by AmeriKing with additional commitment reductions tied to the availability of cash in excess of certain thresholds.

     The borrowings under the credit facility will bear interest at a rate per year equal to the Alternate Base Rate (as defined in the new credit agreement) plus 3.00%. The new credit agreement will also contain standard representations, warranties and covenants, including certain financial covenants, such as a leverage ratio, a debt service coverage ratio and a limit on annual capital expenditures.

     The successful closing of the exchange offer is a condition to entering into the new credit facility.

Exchange Offer

     In the exchange offer, for each $2,000 principal amount of AmeriKing senior notes (or portion thereof) tendered, NRE Holdings will exchange $1,000 principal amount of its 10 3/4% Senior Notes due December 1, 2007 and a unit consisting $1,000 of its 13% Senior PIK Notes due June 1, 2008 and a warrant to purchase a pro rata portion of 19.99% of NRE holdings' common stock. The NRE Holdings securities have not been registered under the Securities Act of 1933 and are being offered only to holders of AmeriKing senior notes that are "accredited investors" as defined in Regulation D under the Securities Act of 1933. The NRE Holdings securities issued in the exchange offer may not be offered or sold in the United States unless the securities have been registered under the Securities Act of 1933 or an exemption from such registration is available.

     The exchange offer is conditioned upon, among other things, there having been validly tendered prior to the expiration date at least 98% in outstanding principal amount of the AmeriKing senior notes.

     By tendering AmeriKing senior notes in the exchange offer, holders will also be consenting to the proposed amendments to the AmeriKing senior notes indenture that would eliminate most of the restrictive covenants in that indenture.

     The exchange offer expires at 12:00 midnight, New York City time, on June 27, 2001, unless extended by NRE Holdings.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westchester, State of Illinois.


                                  AmeriKing, Inc.

     6-1-01                       /s/ Lawrence E. Jaro
     ---------------              --------------------------------------------
     Date                         Lawrence E. Jaro
                                  Managing Owner, Chairman and
                                  Chief Executive Officer


     6-1-01                       /s/ Augustus F. Hothorn
     ---------------              --------------------------------------------
     Date                         Augustus F. Hothorn
                                  President and Chief Operating Officer


     6-1-01                       /s/ John C. Clark
     ---------------              --------------------------------------------
     Date                         John C. Clark
                                  Corporate Controller (Principal Financial
                                  and Accounting Representative)